Exhibit 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
REDDIT, INC.
(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)
Reddit, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”),
DOES HEREBY CERTIFY:
ONE: The name of this corporation is Reddit, Inc., and this corporation was originally incorporated pursuant to the DGCL on May 13, 2011 under the name Reddit, Inc.
TWO: The Board of Directors (the “Board”) duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, as heretofore amended, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor:
THREE: That the Certificate of Incorporation of this corporation, as heretofore amended, be further amended and restated in its entirety to read as follows:
I.
The name of this company is Reddit, Inc. (the “Company”).
II.
The address of the registered office of this Company in the State of Delaware is 251 Little Falls Drive, City of Wilmington, Delaware 19808, County of New Castle, and the name of the registered agent of this Company in the State of Delaware at such address is Corporation Service Company.
III.
The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.
IV.
A.    The Company is authorized to issue three classes of stock to be designated, respectively, “Class A Common Stock,” “Class B Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is 417,864,781 shares, 189,000,000 shares of which shall be Class A Common Stock, with a par value of $0.0001 (the “Class A Common Stock”), 142,000,000 shares of which shall be Class B Common Stock, with a par value of $0.0001 (the “Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”) and 86,864,781 shares of which shall be Preferred Stock, with a par value of $0.0001 (the “Preferred Stock”).

B.    The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Company entitled to vote (voting together as a single class).
C.    7,500,000 of the authorized shares of Preferred Stock are hereby designated “Series A Preferred Stock” (the “Series A Preferred”), 114,746 of the authorized shares of Preferred Stock are hereby designated “Series A-1 Preferred Stock” (the “Series A-1 Preferred”), 17,564,937 of the authorized shares of Preferred Stock are hereby designated “Series B Preferred Stock” (the “Series B Preferred,”), 10,073,589 of the authorized shares of Preferred Stock are hereby designated “Series C Preferred Stock” (the “Series C Preferred”), 13,833,617 of the authorized shares of Preferred Stock are hereby designated “Series D Preferred Stock” (the “Series D Preferred”), 13,833,617 of the authorized shares of Preferred Stock are hereby designated “Series D-1 Preferred Stock” (the “Series D-1 Preferred”), 12,195,638 of the authorized shares of the Preferred Stock are hereby designated “Series E Preferred Stock” (the “Series E Preferred”), 6,634,905 of the authorized shares of the Preferred Stock are hereby designated “Series F Preferred Stock” (the “Series F Preferred”), and 5,113,732 of the authorized shares of the Preferred Stock are hereby designated “Series F-1 Preferred Stock” (the “Series F-1 Preferred” and together with the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred, the Series E Preferred and the Series F Preferred, the “Voting Preferred”).
D.    The terms, rights, powers, preferences, privileges, restrictions and other matters relating to Common Stock are as follows:
1.    DIVIDEND RIGHTS. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board, out of any assets of this Company legally available therefor, any dividends as may be declared from time to time by the Board. Shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any such dividends, provided, however, that in the event a dividend is paid in the form of shares of Common Stock (or rights to acquire such shares), then holders of Class A Common Stock shall receive shares of Class A Common Stock (or rights to acquire such shares, as the case may be) and holders of Class B Common Stock shall receive shares of Class B Common Stock (or rights to acquire such shares, as the case may be), with holders of shares of Class A Common Stock and Class B Common Stock receiving, on a per share basis, an identical number of shares of Class A Common Stock or Class B Common Stock, as applicable. Notwithstanding the foregoing, the Board may pay or make a disparate dividend or distribution per share of Class A Common Stock or Class B Common Stock (whether in the amount of such dividend or distribution payable per share, the form in which such dividend or distribution is payable, the timing of the payment, or otherwise) if such disparate dividend or distribution is approved in advance by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.
2.    LIQUIDATION RIGHTS. Upon a Liquidation Event (as defined in Section IV.E.4(a) below), the Proceeds shall be distributed as provided in Section IV.E.3(c) hereof.
3.    VOTING RIGHTS. Except as otherwise provided herein or required by law, the holders of shares of Class A Common Stock and Class B Common Stock shall (i) at all times vote together as a single class on all matters (including the election of directors) submitted to a vote of the stockholders of the Company, (ii) be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of this Company (the “Bylaws”), and (iii) be entitled to vote upon such matters and in such manner as may be provided by law, provided, however, that the number of authorized shares of Class A Common Stock and Class B Common Stock may each be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of this Company entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL. Except as otherwise expressly provided herein or required by applicable law, each holder of Class A Common Stock shall be entitled to one (1) vote per share of Class A Common Stock held by such holder and each holder of Class B Common Stock shall be entitled to ten (10) votes per share of Class B Common Stock held by such holder. Unless required by law, there shall be no cumulative voting.
4.    CONVERSION OF CLASS B COMMON STOCK.
(a)    Right to Convert. Any holder of shares of Class B Common Stock, at the option of such holder, may convert any share of Class B Common Stock held by such holder at any time after the date of issuance of such share, at the office of the Company or any transfer agent for such stock, into one fully paid and nonassessable share of Class A Common Stock.
(b)    Automatic Conversion. Upon the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least eighty percent (80%) of the outstanding shares of Class B Common Stock at the time of such vote or consent, voting as a separate class (such date, the “Class B Mandatory Conversion Time”), each outstanding share of Class B Common Stock shall automatically, without further action by the Company or the holder thereof, be converted into one fully paid and nonassessable share of Class A Common Stock.
(c)    Transfers other than to a Permitted Transferee. This Section IV.D.4(c) shall become effective immediately prior to the closing of a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) in which all outstanding shares of Preferred Stock convert (or will convert within 180 days thereafter) into Class B Common Stock, provided that the Class B Common Stock is then a “covered security” pursuant to Section 18 of the Securities Act (the “Covered Security Date”). On and after the Covered Security Date each share of Class B Common Stock shall automatically, without further action by the Company or the holder thereof, be converted into one (1) fully paid and nonassessable share of Class A Common Stock upon the occurrence of a Transfer (as defined below), other than to a Permitted Transferee (as defined below), of such share of Class B Common Stock.
(d)    Definitions.
(i)    “Family Member” shall mean with respect to any natural person, the spouse, domestic partner or spousal equivalent, parents, grandparents, lineal descendants, siblings and lineal descendants of siblings of such natural person. Lineal descendants shall include adopted persons, but only so long as they are adopted during minority. Family member shall further include any other of such natural person’s family members as defined in Rule 701 of the Securities Act.
(ii)    “Permitted Entity” shall mean with respect to a Qualified Stockholder:
(A)    a Permitted Trust solely for the benefit of (1) such Qualified Stockholder, (2) one or more Family Members of such Qualified Stockholder and/or (3) any other Permitted Entity of such Qualified Stockholder;

(B)    any general partnership, limited partnership, limited liability company, corporation or other entity that (1) directly or indirectly controls, is controlled by or is under common control with such Qualified Stockholder, and/or (2) is directly or indirectly exclusively owned by one or more Family Members of such Qualified Stockholder;
(C)    a revocable living trust, which revocable living trust is itself both a Permitted Trust and a Qualified Stockholder, (1) during the lifetime of the natural person grantor of such trust, or (2) following the death of the natural person grantor of such trust, solely to the extent that such shares are held in such trust pending distribution to the beneficiaries designated in such trust; and
(D)    the personal representative of the estate of such Qualified Stockholder upon the death of such Qualified Stockholder solely to the extent the executor is acting in the capacity as personal representative of such estate.
Except as explicitly provided for herein, a Permitted Entity of a Qualified Stockholder shall not cease to be a Permitted Entity of that Qualified Stockholder solely by reason of the death of that Qualified Stockholder.
(iii)     “Permitted Transferee” shall mean:
(A)    a Family Member of a Qualified Stockholder;
(B)    a Permitted Entity of a Qualified Stockholder; and
(C)    in the case of Transfer by a Permitted Entity of a Qualified Stockholder, such Qualified Stockholder or a Family Member or other Permitted Entity of such Qualified Stockholder.
(iv)     “Permitted Trust” shall mean a bona fide trust where each trustee is (A) a Qualified Stockholder, (B) a Family Member of a Qualified Stockholder or (C) a professional in the business of providing trustee services, including private professional fiduciaries, trust companies and bank trust departments.
(v)    “Qualified Stockholder” shall mean: (A) the registered holder of a share of Class B Common Stock or Preferred Stock as of the Covered Security Date or of a share of Class B Common Stock or Preferred Stock which was approved for issuance pursuant to Section IV.D.7 hereof; (B) the initial registered holder of any shares of Class B Common Stock that are originally issued by the Company after the Covered Security Date pursuant to the exercise or conversion of options or warrants or settlement of restricted stock units (“RSUs”) that, in each case, are outstanding as of the Covered Security Date or were approved for issuance in accordance with Section IV.D.7 hereof; (C) each natural person who Transferred shares of or equity awards for Class B Common Stock or Preferred Stock (including any option or warrant exercisable or convertible into, or any RSU settled in, shares of Class B Common Stock) to an entity that (i) would be a Permitted Entity of such natural person if such person had made such Transfer after the Covered Security Date and (ii) is or becomes a Qualified Stockholder pursuant to subclauses (A), (B) or (C) of this definition; and (D) a Permitted Transferee.
(vi)     “Transfer” of a share of Class B Common Stock shall mean any direct or indirect sale, exchange, redemption, assignment, distribution, encumbrance, hypothecation, gift,

pledge, retirement, transfer, conveyance or other disposition or alienation in any way (whether or not for value and whether voluntarily, involuntarily or by operation of law), including without limitation:
(A)    assignments and distributions resulting from death, incompetency, bankruptcy, liquidation and dissolution;
(B)    a transfer to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership); and
(C)    the transfer of, or entering into a binding agreement with respect to the transfer of, Voting Control (as defined below).
Notwithstanding anything to the contrary herein, the term Transfer shall not include the following:
(A)    granting of a revocable proxy to officers or directors at the request of the Board in connection with actions to be taken at an annual or special meeting of stockholders;
(B)    entering into a voting trust, agreement or other arrangement (with or without granting a proxy) solely with holders of Class B Common Stock, that is (i) disclosed in a Schedule 13D filed with the SEC or in writing to the company, (ii) either has a term not exceeding one (1) year or is terminable by the stockholder, and (iii) does not involve the payment of cash, securities, property or other consideration to the stockholder, other than the mutual promise to the vote shares in a designated manner;
(C)    entering into a support or similar voting agreement (with or without granting a proxy) in connection with a Liquidation Event or any voluntary tender of shares pursuant to an agreement governed by Section 251(h) of the DGCL; or
(D)    the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or other financing transaction, including without limitation, any form of margin loan, for so long as such stockholder continues to exercise Voting Control over such shares; provided that a foreclosure on such shares shall constitute a Transfer.
A Transfer shall also be deemed to have occurred with respect to a share of Class B Common Stock beneficially held by an entity if there occurs a Transfer on a cumulative basis, from and after the Covered Security Date, of a majority of the voting power of the voting securities of such entity or any direct or indirect Parent of such entity, other than a Transfer to parties that are Permitted Transferees. The “Parent” of an entity shall mean any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.
(vii)    “Voting Control” shall mean, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share.
(e)    Mechanics of Conversion. Before any holder of Class B Common Stock shall be entitled voluntarily to convert the same into shares of Class A Common Stock, or upon the occurrence of an automatic conversion of the Class B Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, or shall surrender any uncertificated shares and provide appropriate instructions therefor at the office of the Company or of any transfer agent for such stock, and shall, in the event of an optional conversion pursuant to Section IV.D.4(a), give written notice to the Company at such office that such holder elects to convert the same and shall state therein the name or names in which such holder wishes the certificate or certificates for shares of Class A Common Stock or uncertificated shares to be issued. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder, or to the nominee or nominees of such holder, a certificate or certificates or uncertificated shares for the number of shares of Class A Common Stock to which such holder shall be entitled as aforesaid. In the event of an optional conversion pursuant to Section IV.D.4(a), such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Class B Common Stock to be converted, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock on such date. If the conversion is in connection with the automatic conversion provisions set forth in Sections IV.D.4(b) or (c), such conversion shall be deemed to have been made, in the case of Section IV.D.4(b), at the Class B Mandatory Conversion Time or, in the case of Section IV.D.4(c), the applicable date of Transfer, and the persons entitled to receive shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Class A Common Stock as of the applicable date. Such notices shall be provided by any means then permitted by the DGCL; provided, however, that no failure to give such notice nor any defect therein shall affect the validity of any automatic conversion.
(f)    Status of Converted Stock. In the event any shares of Class B Common Stock are converted into shares of Class A Common Stock pursuant to this Section IV.D.4, the shares of Class B Common Stock so converted shall be retired and cancelled and may not be reissued by the Company, and the Company may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Class B Common Stock accordingly.
(g)    Reservation of Class A Common Stock. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of the Class B Common Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock. If at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Class B Common Stock, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purpose.
5.    REDEMPTION. The Common Stock is not redeemable at the option of the holder.
6.    SUBDIVISIONS, COMBINATIONS OR RECLASSIFICATIONS. Shares of Class A Common Stock or Class B Common Stock may not be subdivided, combined or reclassified unless the shares of the other class are concurrently therewith proportionately subdivided, combined or reclassified in a manner that maintains the same proportionate equity ownership between the holders of the outstanding Class A Common Stock and Class B Common Stock on the date of such subdivision, combination or reclassification; provided, however, that shares of one such class may be subdivided, combined or reclassified in a different or disproportionate manner if such subdivision, combination or reclassification is approved in advance by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.
7.    ISSUANCE FOLLOWING THE DATE HEREOF. After the date on which this Amended and Restated Certificate of Incorporation (the “Restated Certificate”) is accepted for filing by the Secretary of State of the State of Delaware (the “Effective Time”), unless such issuance is approved by (i) the holders of a majority of the then-outstanding shares of Class B Common Stock, voting as a separate class and (ii) each holder of Class B Common Stock holding twenty percent (20%) or more of the then-outstanding shares of Class B Common Stock (each, a “Major Class B Stockholder”), no further shares of Class B Common Stock may be issued by the Company and no further Options or Convertible Securities pursuant to which Class B Common Stock is issuable may be issued by the Company, except for the issuance of shares of Class B Common Stock upon the exercise, conversion, exchange or settlement of Options (as defined below) outstanding as of the Effective Time and Convertible Securities (as defined below) outstanding as of the Effective Time.
8.    NOTICES. Except as otherwise provided herein, any notice required or permitted by the provisions of this Section IV.D to be given to a holder of shares of Common Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Company for such holder, given by the holder to the Company for the purpose of notice or given by electronic communication in compliance with the provisions of the DGCL, and shall be deemed sent upon such mailing or electronic transmission.
9.    PROTECTIVE PROVISION. Except as otherwise provided herein, the Company shall not, whether by merger, consolidation or otherwise, amend, alter, repeal or waive any provision of this Section IV.D (or adopt any provision inconsistent therewith), without first obtaining the affirmative vote (or written consent if action by written consent of stockholders is permitted at such time) of (i) the holders of a majority of the then outstanding shares of Class B Common Stock, voting as a separate class, and (ii) each Major Class B Stockholder in addition to any other vote required by applicable law, this Restated Certificate or the Bylaws.
E.    The rights, preferences, privileges, restrictions and other matters relating to the Preferred Stock are as follows:
1.    DIVIDEND RIGHTS.
(a)    Holders of Series B Preferred, Series C Preferred, Series D Preferred, Series D-1 Preferred, Series E Preferred, Series F Preferred and Series F-1 Preferred, pari passu and in preference to the holders of Series A Preferred, Series A-1 Preferred, Class A Common Stock and Class B Common Stock, shall be entitled to receive, when, as and if declared by the Board in a given calendar year, but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the applicable Original Issue Price (as defined below) per annum on each outstanding share of Series B Preferred, Series C Preferred, Series D Preferred, Series D-1 Preferred, Series E Preferred, Series F Preferred or Series F-1 Preferred, as applicable. Such dividends shall be non-cumulative.
(b)    After payment of dividends to holders of Series B Preferred, Series C Preferred, Series D Preferred, Series D-1 Preferred, Series E Preferred, Series F Preferred and Series F-1 Preferred as set forth above, holders of Series A Preferred, in preference to the holders of Series A-1 Preferred, Class A Common Stock and Class B Common Stock, shall be entitled to receive, when, as and if declared by the Board in a given calendar year, but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the applicable Original Issue Price (as defined below) per annum on each outstanding share of Series A Preferred. Such dividends shall be non-cumulative. No dividend shall be declared or paid on the Series A Preferred unless all declared and unpaid dividends (if any) on the Series B Preferred, Series C Preferred, Series D Preferred, Series D-1 Preferred, Series E Preferred, Series F Preferred and Series F-1 Preferred and accrued dividends pursuant to Section IV.E.l(a) have been paid on the Series B Preferred, Series C Preferred, Series D Preferred, Series D-1 Preferred, Series E Preferred, Series F Preferred and Series F-1 Preferred.
(c)    After payment of dividends to holders of Series B Preferred, Series C Preferred, Series D Preferred, Series D-1 Preferred, Series E Preferred, Series F Preferred, Series F-1 Preferred and Series A Preferred as set forth above, holders of Series A-1 Preferred, in preference to the holders of Class A Common Stock and Class B Common Stock, shall be entitled to receive, when, as and if declared by the Board in a given calendar year, but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the applicable Original Issue Price (as defined below) per annum on each outstanding share of Series A-1 Preferred. Such dividends shall be non-cumulative. No dividend shall be declared or paid on the Series A-1 Preferred unless all declared and unpaid dividends (if any) on the Series B Preferred, Series C Preferred, Series D Preferred, Series D-1 Preferred, Series E Preferred, Series F Preferred, Series F-1 Preferred and Series A Preferred, and accrued dividends pursuant to Sections IV.E.1(a) and (b), have been paid on the Series B Preferred, Series C Preferred, Series D Preferred, Series D-1 Preferred, Series E Preferred, Series F Preferred, Series F-1 Preferred and Series A Preferred, respectively.
(d)    The “Original Issue Price” of the Series A Preferred shall be $2.6667 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). The “Original Issue Price” of the Series A-1 Preferred shall be $5.9259 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). The “Original Issue Price” of the Series B Preferred shall be $6.2631 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). The “Original Issue Price” of the Series C Preferred shall be $15.7739 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). The “Original Issue Price” of the Series D Preferred and Series D-1 Preferred shall be $21.6863 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). The “Original Issue Price” of the Series E Preferred shall be $42.4742 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). The “Original Issue Price” of the Series F Preferred shall be $61.7944 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). The “Original Issue Price” of the Series F-1 Preferred shall be $61.7944 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof).
(e)    So long as any shares of Preferred Stock are outstanding, the Company shall not pay or declare any dividend, whether in cash or property, or make any other distribution on the Class A Common Stock or Class B Common Stock or any other class or series of stock, or purchase, redeem or otherwise acquire for value any shares of Class A Common Stock or Class B Common Stock until all dividends as set forth in Section IV.E.l(a) through (c) above on the Preferred Stock shall have been paid or declared and set apart, except for (collectively, the “Excepted Dividends”):
(i)    acquisitions of Class A Common Stock or Class B Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares at cost (or the lesser of cost or fair market value) upon termination of services to the Company;
(ii)    acquisitions of Class A Common Stock or Class B Common Stock upon exercise of the Company’s right of first refusal to repurchase such shares; or
(iii)    distributions to holders of Class A Common Stock or Class B Common Stock in accordance with Section IV.E.3.
(f)    In the event dividends other than Excepted Dividends are paid on any share of Class A Common Stock or Class B Common Stock after the preferential rights of the holders of Preferred Stock as set forth in this Section IV.E.l, the Company shall pay an additional dividend on all outstanding shares of Preferred Stock in a per share amount equal (on an as-if-converted to Class B Common Stock basis) to the amount paid or set aside for each share of Class A Common Stock or Class B Common Stock, as applicable.
(g)    The provisions of Section IV.E.1(e) and (f) shall not apply to a dividend payable solely in Class A Common Stock or Class B Common Stock, or any repurchase of any outstanding securities of the Company that is approved by (i) the Board, (ii) holders of a majority of the outstanding shares of Series A Preferred, (iii) holders of a majority of the outstanding shares of Series B Preferred, (iv) the holders of a majority of the outstanding shares of Series C Preferred, (v) the holders of a majority of the outstanding shares of Series D Preferred, (vi) the holders of a majority of the outstanding shares of Series E Preferred and (vii) the holders of a majority of the voting power of the outstanding shares of Series F Preferred and Series F-1 Preferred (voting together as a single series) (with respect to clauses (ii), (iii), (iv), (v), (vi) and (vii), each voting as a separate series).
2.    VOTING RIGHTS.
(a)    General Rights. Except as expressly provided herein or as required by law, each holder of shares of the Voting Preferred, as such, shall be entitled to that number of votes equal to the number of votes represented by the number of whole shares of Class A Common Stock or Class B Common Stock into which such shares of Voting Preferred could then be directly converted (pursuant to Section IV.E.5) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent, and with respect to such vote, shall have voting rights and powers equal to the voting rights and powers of the Class A Common Stock or Class B Common Stock into which such shares of Voting Preferred are directly convertible and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws. Solely for purposes of illustration, if the shares of Voting Preferred held by a holder are convertible into ten (10) shares of Class A Common Stock as of any record date, such holder, as such, would be entitled to ten (10) votes on any matter as to which such holder is entitled to vote and if the shares of Voting Preferred held by a holder are convertible into ten (10) shares of Class B Common Stock as of any record date, such holder, as such, would be entitled to one hundred (100) votes on any matter as to which such holder is entitled to vote. Except as otherwise provided herein or as required by law, the Voting Preferred shall vote together with the Class A Common Stock and Class B Common Stock as a single class, with the Voting Preferred voting on an as-converted to Common Stock basis, at any annual or special meeting of the stockholders, and may act by written consent in the same manner as the Class A Common Stock and Class B Common Stock. The Series A-1 Preferred and the Series D-1 Preferred shall not be entitled to any voting powers, except as (and then only to the extent) otherwise required by applicable law.
(b)    Election of Directors. As long as at least a majority of the shares of Series B Preferred originally issued remain outstanding, the holders of such shares of Series B Preferred shall be entitled to elect one (1) director of this Company at any election of directors. As long as at least a majority of the shares of Series A Preferred originally issued remain outstanding, the holders of such shares of Series A Preferred shall be entitled to elect three (3) directors of this Company at any election of directors. The holders of outstanding Class A Common Stock and Class B Common Stock, voting together as a single, separate class, shall be entitled to elect one (1) director of this Company at any election of directors. The holders of the Voting Preferred (excluding the Series E Preferred, the Series F Preferred and the Series F-1 Preferred), Class A Common Stock and Class B Common Stock (voting together as a single class and not as separate series, with the Voting Preferred (excluding the Series E Preferred, the Series F Preferred and Series F-1 Preferred) voting on an as-converted to Common Stock basis) shall be entitled to elect two (2) directors of this Company and any other remaining directors of this Company.
Notwithstanding the provisions of Section 223(a)(l) and 223(a)(2) of the DGCL, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of this Restated Certificate, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or series or classes or series of stock, the holders of shares of such class or series or classes or series may override the Board’s action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of the Company’s stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders called for the election of such designee. Any director may be removed during his or her term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series or classes or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of such class or series or classes or series of stock represented at the meeting or pursuant to written consent.
(c)    Separate Vote of the Series A Preferred. For so long as any shares of the Series A Preferred remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the voting power of outstanding shares of the Series A Preferred shall be necessary for effecting or validating the following actions (whether by merger, recapitalization or otherwise):
(i)    Any amendment, alteration, or repeal of any provision of this Restated Certificate or the Bylaws (including, but not limited to, any filing of a Certificate of Designation);
(ii)    An action by the Company terminating, reducing or enlarging the responsibilities of, or electing, appointing or removing, the Chief Executive Officer of the Company;

(iii)    Adopting the annual, or any longer term, business plan or budget of the Company and authorizing any material deviation therefrom or amendments thereto;
(iv)    Increasing or decreasing the authorized number of members of the Company’s Board, or creating any committees thereof;
(v)    Fundamentally changing the business of the Company or any subsidiary thereof, including entering the Company into any new line of business;
(vi)    (A) Any authorization, creation, designation or issuance, or obligation to issue, whether by reclassification or otherwise, of any new class or series of stock, or any other securities convertible into equity securities of the Company, or (B) any increase in the authorized or designated number of any such new class or series of Common Stock or Preferred Stock, or (C) offering any security of the Company or any of its subsidiaries that would constitute a “public offering” within the meaning of the Securities Act;
(vii)    Redeeming any equity securities of the Company, provided, however, that this restriction shall not apply to the repurchasing of shares of Common Stock issued pursuant to a plan, the adoption or modification of which was approved pursuant to Section IV.E.2(c)(viii);
(viii)    Adopting, modifying, increasing the number of securities that may be granted thereunder, or otherwise changing the terms of any equity compensation plan of the Company, or adopting the form for awards to be issued under any such equity compensation plan or issuing any awards containing terms different from those in the form so adopted;
(ix)    Declaring or paying any dividend on, or making any distribution to holders of equity securities of the Company or any subsidiary of the Company;
(x)    Incurring Indebtedness (as defined below) after the filing date of this Restated Certificate, by or on behalf of the Company or any of its subsidiaries, if (1) such Indebtedness, together with all other Indebtedness of the Company, would be in excess of $500,000, over the amounts permitted under the Company’s annual business plan. For purposes of this subsection, “Indebtedness” means any indebtedness or obligations, direct or indirect, secured or unsecured, contingent or otherwise, for borrowed money, and any deposits or advances of any kind held by the Company, and all obligations with respect to which interest charges are customarily paid, and all obligations evidenced by bonds, notes, debentures or similar instruments or representing the balance deferred and unpaid of the purchase price of any property or payment for any services (other than accounts payable to suppliers incurred in the ordinary course of business and paid in the ordinary course of business), if and to the extent any of the foregoing obligations or indebtedness would appear as a liability upon a balance sheet of the Company or any subsidiary prepared in accordance with GAAP, and will also include, to the extent not otherwise included (but without duplication), (i) any capitalized lease obligations, (ii) obligations secured by a lien to which the property or assets owned or held are subject, whether or not the obligation or obligations secured thereby will have been assumed, (iii) any obligations, contingent or otherwise, guaranteeing or having the economic effect of guaranteeing any debt or obligation of any other person (including any other entity), (iv) the face value of any letters of credit and bankers acceptances less amounts drawn thereunder and for which reimbursement has been made, (v) the amount of any obligations under conditional sales and title retention agreements and (vi) obligations under any interest rate agreement applicable to any of the foregoing.

(xi)    Pledging, mortgaging or otherwise encumbering any of the Company’s material assets, whether as security for loans or otherwise; provided, that for purposes of this subsection, Company assets subject to a pledge, mortgage or other encumbrance shall be viewed together in order to determine “materiality”;
(xii)    Merging, consolidating or otherwise effecting a business combination by the Company into or with any other entity, other than any transaction involving only the Company and/or one or more direct or indirect wholly owned subsidiaries of the Company;
(xiii)    Taking actions resulting in the acquisition by the Company or any of its subsidiaries of any assets or properties (including stock or other equity interests of a third party), in one transaction or a series of related transactions, which assets or properties have an aggregate value or funding commitment by the Company in excess of $500,000, or which would result in consequence of such acquisition, in an action or state of facts, which if taken by or affecting the Company would require consent of the Series A Preferred under the other provisions of this Section IV.E.2(c);
(xiv)    Taking any action resulting in the disposition (by way of sale, distribution to stockholders of the Company of any securities or assets, or any other means) by the Company of any assets or properties (including stock or other equity interests of a third party) in one transaction or a series of related transactions, which assets or properties have an aggregate value constituting a material portion of the Company’s assets;
(xv)    Acquiring, selling, transferring, licensing, becoming licensed to use, or abandoning, through one transaction or other act or a series of transactions or other acts, any intellectual property, know-how, or other intangible property having an aggregate value of over $500,000;
(xvi)    Taking actions that result in the Company or any of its subsidiaries entering into, in any one year, any agreement or transactions (including any capital expenditures) concerning a total value in excess of $500,000;
(xvii)    Taking actions that result in any transaction between (x) the Company or any of its subsidiaries, on the one hand, and (y) any shareholder, director, or other related party of the Company, on the other hand, including the amendment of any agreement between the Company or any of its subsidiaries and any related party of the Company as in effect on the issue date of the Series A Preferred;
(xviii)    Taking actions resulting in the establishment of any material subsidiaries of the Company or other legal entities related to the Company;
(xix)    Disposing of any material interests of the Company in any subsidiary thereof or any other legal entity, or dissolving or winding up any such entity;
(xx)    Taking any action resulting in the voluntary liquidation, dissolution or winding up of the Company or any material subsidiary of the Company;
(xxi)    Taking any action resulting in the filing of a petition under the U.S. Bankruptcy Code or any similar state law, making any assignment for the benefit of creditors of the Company, or consenting to the appointment of a receiver of the Company or its assets;

(xxii)    Taking any action resulting in the adoption of policies governing investment or lending of the Company’s funds, or making any investment or loan not otherwise permitted by such policies;
(xxiii)    Taking any action resulting in the selection of an independent auditor, or establishment or change of the Company’s accounting practices; and
(xxiv)    Allowing any subsidiary (A) to take any action or (B) possess any attribute, which if taken by the Company would require consent of the Series A Preferred under this Section IV.E.2(c).
(d)    Separate Vote of the Series B Preferred. For so long as 3,000,000 shares of the Series B Preferred remain outstanding (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof), in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the voting power of outstanding shares of the Series B Preferred shall be necessary for effecting or validating the following actions (whether by merger, recapitalization or otherwise):
(i)    Any authorization or issuance of any shares of Series B Preferred other than pursuant to warrants issued pursuant to that certain Series B Preferred Stock and Warrant Purchase Agreement, dated as of September 19, 2014;
(ii)    Any amendment, alteration, or repeal of any provision of this Restated Certificate or the Bylaws (including, but not limited to, any filing of a Certificate of Designation) so as to adversely affect the rights, preferences, privileges or powers of the Series B Preferred, in a manner that would require a separate series vote of the Series B Preferred pursuant to Section 242(b)(2) of the DGCL; and
(iii)    Any automatic conversion of the Series B Preferred pursuant to clause (B) of the second sentence of Section IV.E.5(p)(i).
(e)    Separate Vote of the Series C Preferred. For so long as 3,000,000 shares of the Series C Preferred remain outstanding (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof), in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the voting power of outstanding shares of the Series C Preferred shall be necessary for effecting or validating the following actions (whether by merger, recapitalization or otherwise):
(i)    Any authorization or issuance of any shares of Series C Preferred other than pursuant to that certain Series C Preferred Stock Purchase Agreement, dated on or around July 10, 2017, as the same may be amended from time to time;
(ii)    Any amendment, alteration, or repeal of any provision of this Restated Certificate or the Bylaws (including, but not limited to, any filing of a Certificate of Designation) so as to adversely affect the rights, preferences, privileges or powers of the Series C Preferred, in a manner that would require a separate series vote of the Series C Preferred pursuant to Section 242(b)(2) of the DGCL; and
(iii)    Any automatic conversion of the Series C Preferred pursuant to clause (B) of the third sentence of Section IV.E.5(p)(i).

(f)    Separate Vote of the Series D Preferred.    For so long as 3,000,000 shares of the Series D Preferred remain outstanding (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof), in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the voting power of outstanding shares of the Series D Preferred shall be necessary for effecting or validating the following actions (whether by merger, recapitalization or otherwise):
(i)    Any amendment, alteration, or repeal of any provision of this Restated Certificate or the Bylaws (including, but not limited to, any filing of a Certificate of Designation) so as to adversely affect the rights, preferences, privileges or powers of the Series D Preferred, in a manner that would require a separate series vote of the Series D Preferred pursuant to Section 242(b)(2) of the DGCL; and
(ii)    Any automatic conversion of the Series D Preferred pursuant to clause (B) of the fourth sentence of Section IV.E.5(p)(i).
(g)    Separate Vote of the Series E Preferred.    For so long as 3,000,000 shares of the Series E Preferred remain outstanding (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof), in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the voting power of outstanding shares of the Series E Preferred shall be necessary for effecting or validating the following actions (whether by merger, recapitalization or otherwise):
(i)    Any authorization or issuance of any shares of Series E Preferred other than pursuant to that certain Series E Preferred Stock Purchase Agreement, dated on or around February 8, 2021, as the same may be amended from time to time (the “Series E Purchase Agreement”);
(ii)    Any amendment, alteration, or repeal of any provision of this Restated Certificate or the Bylaws (including, but not limited to, any filing of a Certificate of Designation) so as to adversely affect the rights, preferences, privileges or powers of the Series E Preferred, in a manner that would require a separate series vote of the Series E Preferred pursuant to Section 242(b)(2) of the DGCL; and
(iii)     Any automatic conversion of the Series E Preferred pursuant to clause (B) of the sixth sentence of Section IV.E.5(p)(i).
(h)    Separate Vote of the Series F Preferred and Series F-1 Preferred.    For so long as 3,000,000 shares of the Series F Preferred or Series F-1 Preferred remain outstanding (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof), in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the voting power of outstanding shares of the Series F Preferred and Series F-1 Preferred, voting together as a single series, shall be necessary for effecting or validating the following actions (whether by merger, recapitalization or otherwise):
(i)    Any authorization or issuance of any shares of Series F Preferred or Series F-1 Preferred other than pursuant to that certain Series F Preferred Stock Purchase Agreement, dated on or around August 11, 2021, as the same may be amended from time to time (the “Series F Purchase Agreement”);

(ii)    Any amendment, alteration, or repeal of any provision of this Restated Certificate or the Bylaws (including, but not limited to, any filing of a Certificate of Designation) so as to adversely affect the rights, preferences, privileges or powers of the Series F Preferred or Series F-1 Preferred, in a manner that would require a separate series vote of the Series F Preferred or Series F-1 Preferred pursuant to Section 242(b)(2) of the DGCL; and
(iii)    Any automatic conversion of the Series F Preferred or Series F-1 Preferred pursuant to clause (B) of the sixth sentence of Section IV.E.5(p)(i).
(i)    Separate Vote of the Preferred Stock. For so long as 3,000,000 shares of the Preferred Stock remain outstanding (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof), in addition to any other vote or consent required herein or by law, the vote or written consent of both (i) the holders of at least a majority of the voting power of outstanding shares of the Series A Preferred and (ii) the holders of at least fifty-five percent (55%) of the voting power of outstanding shares of the Voting Preferred (voting together as a single class), shall be necessary for effecting or validating the following actions (whether by merger, recapitalization or otherwise):
(i)    Any authorization, creation, designation or issuance, or obligation to issue, whether by reclassification or otherwise, of any new class or series of stock, or any other securities convertible into such new class or series of stock, that ranks senior to or on par with the Preferred Stock with respect to dividends, liquidation or redemption, or having voting rights that are more favorable than those granted to the Preferred Stock; and
(ii)    Any authorization or effecting of a Liquidation Event and any waiver of the treatment of an event as a Liquidation Event.
3.    LIQUIDATION RIGHTS.
(a)    Upon any Liquidation Event in which the Company is valued at more than $240,000,000, all outstanding shares of Series A Preferred and Series A-1 Preferred shall automatically convert into shares of Class B Common Stock pursuant to Section IV.E.5(p) below. Subject to the foregoing sentence, upon any Liquidation Event, the holders of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series D-1 Preferred, Series E Preferred, Series F Preferred and Series F-1 Preferred shall be entitled to receive, prior and in preference to any distribution of the proceeds of such Liquidation Event (the “Proceeds”) to the holders of Series A-1 Preferred, Class A Common Stock and Class B Common Stock by reason of their ownership thereof, an amount per share equal to: (i) with respect to each share of Series A Preferred, the sum of one and three-quarters times (1.75x) the Original Issue Price of the Series A Preferred plus all declared and unpaid dividends on such share, (ii) with respect to each share of Series B Preferred, the sum of one times (1x) the Original Issue Price of the Series B Preferred plus all declared and unpaid dividends on such share, (iii) with respect to each share of Series C Preferred, the sum of one times (1x) the Original Issue Price of the Series C Preferred plus all declared and unpaid dividends on such share, (iv) with respect to each share of Series D Preferred, the sum of one times (1x) the Original Issue Price of the Series D Preferred plus all declared and unpaid dividends on such share, (v) with respect to each share of Series D-1 Preferred, the sum of one times (1x) the Original Issue Price of the Series D-1 Preferred plus all declared and unpaid dividends on such share, (vi) with respect to each share of Series E Preferred, the sum of one times (1x) the Original Issue Price of the Series E Preferred plus all declared and unpaid dividends on such share, (vii) with respect to each share of Series F Preferred, the sum of one times (1x) the Original Issue Price of the Series

F Preferred plus all declared and unpaid dividends on such share and (viii) with respect to each share of Series F-1 Preferred, the sum of one times (1x) the Original Issue Price of the Series F-1 Preferred plus all declared and unpaid dividends on such share. If, upon the occurrence of such Liquidation Event, the Proceeds thus distributed among the holders of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series D-1 Preferred, Series E Preferred, Series F Preferred and Series F-1 Preferred shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire Proceeds legally available for distribution shall be distributed ratably among the holders of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series D-1 Preferred, Series E Preferred, Series F Preferred and Series F-1 Preferred in proportion to the full preferential amount that each such holder is otherwise entitled to receive under this Section 3(a).
(b)    Subject to the first sentence of Section IV.E.3(a), upon any Liquidation Event, after the payment of the full liquidation preference of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series D-1 Preferred, Series E Preferred, Series F Preferred and Series F-1 Preferred as set forth in Section IV.E.3(a) above, and before any distribution of Proceeds shall be made to the holders of any Class A Common Stock or Class B Common Stock, the holders of Series A-1 Preferred shall be entitled to be paid out of the Proceeds legally available for distribution for each share of Series A-1 Preferred held by them, an amount per share equal to the sum of one times (1x) the Original Issue Price of the Series A-1 Preferred plus all declared and unpaid dividends on such share. If, upon any such Liquidation Event, the Proceeds shall be insufficient to make payment in full to all holders of Series A-1 Preferred of the liquidation preference set forth in this Section 3(b), then the entire Proceeds legally available for distribution, after payment of the amounts set forth in Section IV.E.3(a), shall be distributed ratably among the holders of the Series A-1 Preferred in proportion to the full preferential amount that each such holder is otherwise entitled to receive under this Section 3(b).
(c)    Subject to the first sentence of Section IV.E.3(a), after the payment of the full liquidation preference of the Series F-1 Preferred, Series F Preferred, Series E Preferred, Series D-1 Preferred, Series D Preferred, Series C Preferred, Series B Preferred, Series A Preferred and Series A-1 Preferred as set forth in Sections IV.E.3(a) and (b) above, the remaining Proceeds legally available for distribution, if any, shall be distributed ratably to the holders of the Class A Common Stock and Class B Common Stock in proportion to the number of shares of Class A Common Stock and Class B Common Stock held by them, respectively; provided however that in the event the Proceeds legally available for distribution consist in any part of voting securities (or options or rights to acquire voting securities or securities convertible into or exchangeable for voting securities), then the holders of Class A Common Stock or Class B Common Stock may receive, on a per share basis, voting securities with a vote comparable to the voting rights associated with such class of Common Stock hereunder (or options or rights to acquire voting securities, or securities convertible into or exchangeable for voting securities, with a vote comparable to the voting rights associated with such class of Common Stock).
(d)    Notwithstanding the above, for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to a Liquidation Event, each such holder of shares of a series of Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of such series into shares of the applicable class of Common Stock, immediately prior to the Liquidation Event if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such series of Preferred Stock into shares of such applicable class of Common Stock. If any such holder shall be deemed to have converted shares of Preferred Stock into the applicable class of Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Stock that have not converted (or have not been deemed to have converted) into shares of the applicable class of Common Stock.
4.    LIQUIDATION EVENT.
(a)    A “Liquidation Event” shall include (i) the closing of the sale, transfer or other disposition of all or substantially all of this Company’s assets or intellectual property, (ii) the consummation of the merger or consolidation of this Company with or into another entity (except a merger or consolidation in which the holders of capital stock of this Company immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of the capital stock of this Company or the surviving or acquiring entity), (iii) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of this Company’s securities), of this Company’s securities if, after such closing and as a result of such closing, such person or group of affiliated persons would hold 50% or more of the voting power of the capital stock of the Company (or the surviving or acquiring entity) (in the interest of clarity, this clause (iii) shall not apply to a transfer in which an existing holder of 50% or more of the voting power of the capital stock of the Company (or the surviving or acquiring entity) acquires additional voting power), or (iv) a liquidation, dissolution or winding up of this Company; provided, however, that a transaction shall not constitute a Liquidation Event if its sole purpose is to change the state of this Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held this Company’s securities immediately prior to such transaction. The treatment of any particular transaction or series of related transactions as a Liquidation Event may be waived by the vote or written consent of (a) the holders of a majority of the outstanding Series A Preferred, (b) the holders of a majority of the outstanding Series B Preferred, (c) the holders of a majority of the outstanding Series C Preferred, (d) the holders of a majority of the outstanding Series D Preferred, (e) the holders of a majority of the outstanding Series E Preferred and (f) the holders of a majority of the outstanding voting power of the Series F Preferred and Series F-1 Preferred (voting together as a single series), each voting as a separate series.
(b)    In any Liquidation Event, if the Proceeds received by the Company or its stockholders are securities of a corporation or other property other than cash, the value of such Proceeds will be deemed its fair market value as determined in good faith by the Board on the date such determination is made.
5.    CONVERSION RIGHTS. The holders of the Preferred Stock shall have the following rights with respect to the conversion of the Preferred Stock into shares of the applicable class of Common Stock:
(a)    Optional or Voluntary Conversion. Each share of Series F-1 Preferred shall be convertible, at the option of the holder thereof, without payment of additional consideration, and at any time after the date of issuance of such share, into such number of fully paid and nonassessable shares of Class A Common Stock as is determined by the applicable Conversion Rate (as defined below) in effect on the date the certificate is surrendered for conversion. Each share of Series A Preferred, Series A-1 Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series D-1 Preferred, Series E Preferred and Series F Preferred shall be convertible, at the option of the holder thereof, without payment of additional consideration, and at any time after the date of issuance of such share, into such number of fully paid and nonassessable shares of Class B Common Stock as is determined by the applicable Conversion Rate (as defined below) in effect on the date the certificate is surrendered for conversion. Each share of Series D Preferred shall be convertible, at the option of the holder thereof and with the prior written consent of the Company, without payment of additional consideration, and at any time after the date of issuance of such share, into such number of fully paid and nonassessable shares of Series D-1 Preferred, as is determined multiplying such share of Series D Preferred by the fraction of (i) the Series D Preferred Conversion Rate divided by (ii) the Series D-1 Preferred Conversion Rate, on the date the certificate is surrendered for conversion. Each share of Series D-1 Preferred shall be convertible, at the option of the holder thereof and with the prior written consent of the Company, without payment of additional consideration, and at any time after the date of issuance of such share, into such number of fully paid and nonassessable shares of Series D Preferred, as is determined multiplying such share of Series D-1 Preferred by the fraction of (i) the Series D-1 Preferred Conversion Rate divided by (ii) the Series D Preferred Conversion Rate, on the date the certificate is surrendered for conversion. Any holder of shares of Series D-1 Preferred who is a Foreign Person shall be entitled to convert from time to time any such shares of Series D-1 Preferred into such number of fully paid and nonassessable shares of Series D Preferred pursuant to the conversion rights set forth in this Section IV.E.5(a) to the extent the sum of the voting power of all of the shares of the capital stock of the Company held by such Foreign Person as a result of such conversion does not exceed 9.9% of the voting power of all of the then-outstanding shares of the capital stock of the Company. “Foreign Person” means any holder of capital stock of the Company who is not a United States person (as defined by Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended).
(b)    Series F-1 Preferred and Series F Preferred Conversion Rate; Conversion Price. The conversion rate in effect at any time for conversion of any share of Series F-1 Preferred (the “Series F-1 Preferred Conversion Rate”) shall be the quotient obtained by dividing the Original Issue Price of the Series F-1 Preferred by the then applicable “Series F-1 Preferred Conversion Price,” calculated as provided in this Section IV.E.5. The conversion price for any share of Series F-1 Preferred shall initially be the Original Issue Price of the Series F-1 Preferred (the “Series F-1 Preferred Conversion Price”). Such initial Series F-1 Preferred Conversion Price shall be adjusted from time to time in accordance with this Section IV.E.5. All references to the Series F-1 Preferred Conversion Price herein shall mean the applicable Series F-1 Preferred Conversion Price as so adjusted. The conversion rate in effect at any time for conversion of any share of Series F Preferred (the “Series F Preferred Conversion Rate”) shall be the quotient obtained by dividing the Original Issue Price of the Series F Preferred by the then applicable “Series F Preferred Conversion Price,” calculated as provided in this Section IV.E.5. The conversion price for any share of Series F Preferred shall initially be the Original Issue Price of the Series F Preferred (the “Series F Preferred Conversion Price”). Such initial Series F Preferred Conversion Price shall be adjusted from time to time in accordance with this Section IV.E.5. All references to the Series F Preferred Conversion Price herein shall mean the applicable Series F Preferred Conversion Price as so adjusted.
(c)    Series E Preferred Conversion Rate; Conversion Price. The conversion rate in effect at any time for conversion of any share of Series E Preferred (the “Series E Preferred Conversion Rate”) shall be the quotient obtained by dividing the Original Issue Price of the Series E Preferred by the then applicable “Series E Preferred Conversion Price,” calculated as provided in this Section IV.E.5. The conversion price for any share of Series E Preferred shall initially be the Original Issue Price of the Series E Preferred (the “Series E Preferred Conversion Price”). Such initial Series E Preferred Conversion Price shall be adjusted from time to time in accordance with this Section IV.E.5. All references to the Series E Preferred Conversion Price herein shall mean the applicable Series E Preferred Conversion Price as so adjusted.
(d)    Series D-1 Preferred and Series D Preferred Conversion Rate; Conversion Price. The conversion rate in effect at any time for conversion of any share of Series D-1

Preferred (the “Series D-1 Preferred Conversion Rate”) shall be the quotient obtained by dividing the Original Issue Price of the Series D-1 Preferred by the then applicable “Series D-1 Preferred Conversion Price,” calculated as provided in this Section IV.E.5. The conversion price for any share of Series D-1 Preferred shall initially be the Original Issue Price of the Series D-1 Preferred (the “Series D-1 Preferred Conversion Price”). Such initial Series D-1 Preferred Conversion Price shall be adjusted from time to time in accordance with this Section IV.E.5. All references to the Series D-1 Preferred Conversion Price herein shall mean the applicable Series D-1 Preferred Conversion Price as so adjusted. The conversion rate in effect at any time for conversion of any share of Series D Preferred (the “Series D Preferred Conversion Rate”) shall be the quotient obtained by dividing the Original Issue Price of the Series D Preferred by the then applicable “Series D Preferred Conversion Price,” calculated as provided in this Section IV.E.5. The conversion price for any share of Series D Preferred shall initially be the Original Issue Price of the Series D Preferred (the “Series D Preferred Conversion Price”). Such initial Series D Preferred Conversion Price shall be adjusted from time to time in accordance with this Section IV.E.5. All references to the Series D Preferred Conversion Price herein shall mean the applicable Series D Preferred Conversion Price as so adjusted.
(e)    Series C Preferred Conversion Rate; Conversion Price. The conversion rate in effect at any time for conversion of any share of Series C Preferred (the “Series C Preferred Conversion Rate”) shall be the quotient obtained by dividing the Original Issue Price of the Series C Preferred by the then applicable “Series C Preferred Conversion Price,” calculated as provided in this Section IV.E.5. The conversion price for any share of Series C Preferred shall initially be the Original Issue Price of the Series C Preferred (the “Series C Preferred Conversion Price”). Such initial Series C Preferred Conversion Price shall be adjusted from time to time in accordance with this Section IV.E.5. All references to the Series C Preferred Conversion Price herein shall mean the applicable Series C Preferred Conversion Price as so adjusted.
(f)    Series B Preferred Conversion Rate; Conversion Price. The conversion rate in effect at any time for conversion of any share of Series B Preferred (the “Series B Preferred Conversion Rate”) shall be the quotient obtained by dividing the Original Issue Price of the Series B Preferred by the applicable “Series B Preferred Conversion Price,” calculated as provided in this Section IV.E.5. The conversion price for any share of Series B Preferred shall initially be the Original Issue Price of the Series B Preferred (the “Series B Preferred Conversion Price”). Such initial Series B Preferred Conversion Price shall be adjusted from time to time in accordance with this Section IV.E.5. All references to the Series B Preferred Conversion Price herein shall mean the applicable Series B Preferred Conversion Price as so adjusted.
(g)    Series A Preferred Conversion Rate; Conversion Price. The conversion rate in effect at any time for conversion of any share of Series A Preferred (the “Series A Preferred Conversion Rate”) shall be the quotient obtained by dividing the Original Issue Price of the Series A Preferred by the applicable “Series A Preferred Conversion Price,” calculated as provided in this Section IV.E.5. The conversion price for any share of Series A Preferred shall initially be the Original Issue Price of the Series A Preferred (the “Series A Preferred Conversion Price”). Such initial Series A Preferred Conversion Price shall be adjusted from time to time in accordance with this Section IV.E.5. All references to the Series A Preferred Conversion Price herein shall mean the applicable Series A Preferred Conversion Price as so adjusted.
(h)    Series A-1 Preferred Conversion Rate; Conversion Price. The conversion rate in effect at any time for conversion of any share of Series A-1 Preferred (the “Series A-1 Preferred Conversion Rate”) shall be the quotient obtained by dividing the Original Issue Price of the

Series A-1 Preferred by the applicable “Series A-1 Preferred Conversion Price,” calculated as provided in this section. The conversion price for any share of Series A-1 Preferred shall initially be the Original Issue Price of the Series A-1 Preferred (the “Series A-1 Preferred Conversion Price”). Such initial Series A-1 Preferred Conversion Price shall be adjusted from time to time in accordance with this Section IV.E.5. All references to the Series A-1 Preferred Conversion Price herein shall mean the applicable Series A-1 Preferred Conversion Price as so adjusted. The Series F-1 Conversion Price, the Series F Preferred Conversion Price, the Series E Preferred Conversion Price, the Series D-1 Preferred Conversion Price, the Series D Preferred Conversion Price, the Series C Preferred Conversion Price, the Series B Preferred Conversion Price, the Series A Preferred Conversion Price and the Series A-1 Preferred Conversion Price may be referred to collectively as the “Preferred Conversion Price”, as applicable. Each of the Series F-1 Preferred Conversion Rate, the Series F Preferred Conversion Rate, the Series E Preferred Conversion Rate, the Series D-1 Preferred Conversion Rate, the Series D Preferred Conversion Rate, the Series C Preferred Conversion Rate, the Series B Preferred Conversion Rate, the Series A Preferred Conversion Rate and the Series A-1 Preferred Conversion Rate may be referred to as the “Conversion Rate”.
(i)    Mechanics of Conversion. Each holder of Preferred Stock who converts the same into shares of Class B Common Stock or Class A Common Stock, as applicable, pursuant to this Section IV.E.5 shall surrender the certificate or certificates therefor, duly endorsed, or uncertificated shares with appropriate instructions, at the office of the Company or any transfer agent for the Preferred Stock. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates or uncertificated shares for the number of shares of Class B Common Stock or Class A Common Stock, as applicable, to which such holder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Class B Common Stock or Class A Common Stock, as applicable (at such Common Stock’s fair market value determined by the Board as of the date of such conversion), any declared and unpaid dividends on the shares of Preferred Stock being converted and (ii) in cash (at such Common Stock’s fair market value determined by the Board as of the date of conversion) the value of any fractional share of Class B Common Stock or Class A Common Stock, as applicable, otherwise issuable to any holder of Preferred Stock. The person entitled to receive the shares of Class B Common Stock or Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Class B Common Stock or Class A Common Stock on such date.
(j)    Adjustment for Stock Splits and Combinations. If at any time or from time to time on or after the date that the first share of a series of Preferred Stock is issued (the “Original Issue Date”) the Company effects a subdivision of the outstanding Class A Common Stock or Class B Common Stock, the applicable Preferred Conversion Price for such series in effect immediately before that subdivision shall be proportionately decreased. Conversely, if at any time or from time to time after the Original Issue Date for a series of Preferred Stock the Company combines the outstanding shares of Class A Common Stock or Class B Common Stock into a smaller number of shares, the applicable Preferred Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 5(j) shall become effective at the close of business on the date the subdivision or combination becomes effective.
(k)    Adjustment for Common Stock Dividends and Distributions. If at any time or from time to time on or after the Original Issue Date for a series of Preferred Stock the Company pays to holders of Class A Common Stock or Class B Common Stock a dividend or other distribution in additional shares of Class A Common Stock or Class B Common Stock, the Preferred

Conversion Price for such series then in effect shall be decreased as of the time of such issuance, as provided below:
(i)    The Preferred Conversion Price shall be adjusted by multiplying the Preferred Conversion Price then in effect by a fraction equal to:
(A)    the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and
(B)    the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution;
(ii)    If the Company fixes a record date to determine which holders of Class A Common Stock or Class B Common Stock are entitled to receive such dividend or other distribution, the Preferred Conversion Price shall be fixed as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date; and
(iii)    If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Preferred Conversion Price shall be adjusted pursuant to this Section 5(k) to reflect the actual payment of such dividend or distribution.
(l)    Adjustment for Reclassification, Exchange, Substitution, Reorganization, Merger or Consolidation. If at any time or from time to time on or after the Original Issue Date for a series of Preferred Stock the Class B Common Stock or Class A Common Stock issuable upon the conversion of such series of Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, merger, consolidation or otherwise (other than a Liquidation Event or a subdivision or combination of shares or stock dividend provided for elsewhere in this Section IV.E.5), in any such event each holder of Preferred Stock shall then have the right to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, merger, consolidation or other change by holders of the maximum number of shares of Class B Common Stock or Class A Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such recapitalization, reclassification, merger, consolidation or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section IV.E.5 with respect to the rights of the holders of Preferred Stock after the capital reorganization to the end that the provisions of this Section IV.E.5 (including adjustment of the Preferred Conversion Price then in effect and the number of shares issuable upon conversion of the Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.
(m)    Sale of Shares Below Preferred Conversion Price.
(i)    If at any time or from time to time on or after the Original Issue Date for a series of Preferred Stock the Company issues or sells, or is deemed by the express provisions of this Section 5(m) to have issued or sold, Additional Shares of Common Stock (as defined below), other than as provided in Sections IV.E.5(i), (k) or (l) above, without consideration or for an Effective Price (as defined below) less than the then effective Preferred Conversion Price for the applicable series of Preferred Stock (a “Qualifying Dilutive Issuance”), then, in the case of a Qualifying Dilutive Issuance, the then existing Preferred Conversion Price for each affected series of Preferred Stock shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the applicable Preferred Conversion Price in effect immediately prior to such issuance or sale by a fraction:
(A)    the numerator of which shall be (1) the number of shares of Class A Common Stock and Class B Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale, plus (2) the number of shares of Class A Common Stock which the Aggregate Consideration (as defined below) received or deemed received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such then-existing Preferred Conversion Price, and
(B)    the denominator of which shall be (1) the number of shares of Class A Common Stock and Class B Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale, plus (2) the total number of Additional Shares of Common Stock so issued.
For the purposes of the preceding sentence, the number of shares of Class A Common Stock and Class B Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Class A Common Stock and Class B Common Stock outstanding, (B) the number of shares of Class B Common Stock into which the then outstanding shares of Preferred Stock (excluding the Series F-1 Preferred) could be converted if fully converted on the day immediately preceding the given date, (C) the number of shares of Class A Common Stock into which the then outstanding shares of Series F-1 Preferred could be converted if fully converted on the day immediately preceding the given date, (D) the number of shares of Class B Common Stock which are directly issuable upon the exercise, conversion or settlement of all other Options and Convertible Securities outstanding on the day immediately preceding the given date and (E) the number of shares of Class A Common Stock which are directly issuable upon the exercise, conversion or settlement of all other Options and Convertible Securities outstanding on the day immediately preceding the given date (excluding, in the interest of clarity, all Options and Convertible Securities covered by clause (D) above), but excluding from such calculation any additional shares of Class A Common Stock or Class B Common Stock issuable with respect to shares of Preferred Stock, Convertible Securities or Options solely as a result of the adjustment of the respective Preferred Conversion Price (or other applicable conversion ratios) resulting from the issuance of the Additional Shares of Common Stock causing such adjustment.
(ii)    No adjustment shall be made to any Preferred Conversion Price in an amount less than one cent per share. Any adjustment required by this Section 5(m) shall be rounded to the nearest one cent ($0.01) per share. Any adjustment otherwise required by this Section 5(m) that is not required to be made due to the preceding two sentences shall be included in any subsequent adjustment to the applicable Preferred Conversion Price.
(iii)    For the purpose of making any adjustment required under this Section 5(m), the aggregate consideration received by the Company for any issue or sale of securities (the “Aggregate Consideration”) shall be defined as: (A) to the extent it consists (in whole or in part) of cash, be computed at the gross amount of cash received by the Company before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale and without deduction of any expenses payable by the Company, but excluding any amounts paid or payable for accrued interest or accrued dividends; (B) to the extent it consists (in whole or in part) of property other than cash, be computed at the fair value of that property as determined in good faith by the Board, and (C) if Additional Shares of Common Stock, Convertible Securities or Options to purchase Additional Shares of Common Stock, Convertible Securities or Options are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or Options.
(iv)    For the purpose of the adjustment required under this Section 5(m), if the Company issues or sells (x) Preferred Stock or other stock, options, warrants, purchase rights or other securities convertible into, Additional Shares of Common Stock, including RSUs (such convertible stock, options, warrants, purchase rights, RSUs or securities being herein referred to as “Convertible Securities”) or (y) rights, warrants or options for the purchase of Additional Shares of Common Stock or Convertible Securities (such rights, warrants or options being referred to herein as “Options”) and if the Effective Price of such Additional Shares of Common Stock, Convertible Securities or Options (as applicable) is less than the then effective Preferred Conversion Price for any series of the Preferred Stock, then with respect to the each series of Preferred Stock, the Company shall be deemed to have issued, at the time of the issuance of such Options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon conversion, exercise, settlement and/or exchange thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such Options or Convertible Securities plus:
(A)    in the case of Options, the minimum amounts of consideration, if any, payable to the Company upon the exercise or settlement of such Options; and
(B)    in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses.
(C)    If the minimum amount of consideration payable to the Company upon the exercise, settlement or conversion of Options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further, that if the minimum amount of consideration payable to the Company upon the exercise, settlement or conversion of such Options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise, settlement or conversion of such Options or Convertible Securities.
(D)    No further adjustment of the applicable Preferred Conversion Price, as adjusted upon the issuance of such Options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise or settlement of any such Options or the conversion of any such Convertible Securities. If any such Options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised or settled, the applicable Preferred Conversion Price as adjusted upon the issuance of such

Options or Convertible Securities shall be readjusted to the applicable Preferred Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise or settlement of such Options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise or settlement, plus the consideration, if any, actually received by the Company for the granting of all such Options, whether or not exercised or settled, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Preferred Stock.
(v)    For the purpose of making any adjustment to the Preferred Conversion Price of any series of Preferred Stock required under this Section 5(m), “Additional Shares of Common Stock” shall mean all shares of Class A Common Stock or Class B Common Stock issued by the Company or deemed to be issued pursuant to this Section 5(m) (including shares of Class A Common Stock or Class B Common Stock subsequently reacquired or retired by the Company), in each case, after the filing date hereof, other than the following (the “Carve-Out Stock”):
(A)    shares of Class A Common Stock or Class B Common Stock issued upon conversion of the Preferred Stock;
(B)    shares of Class A Common Stock or Class B Common Stock, or Options or Convertible Securities exercisable therefor, issued to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board;
(C)    shares of Class A Common Stock or Class B Common Stock actually issued upon the exercise or settlement of Options or shares of Class A Common Stock or Class B Common Stock actually issued pursuant to the conversion or exercise of Convertible Securities;
(D)    shares of Class A Common Stock or Class B Common Stock, Options or Convertible Securities issued pursuant to a merger, consolidation, acquisition, strategic alliance or similar business combination approved by the Board, including at least one of the representatives elected solely by holders of the Series A Preferred;
(E)    shares of Class A Common Stock or Class B Common Stock, Options or Convertible Securities issued pursuant to a transaction described in Sections IV.E.5(j), (k) or (l) hereof;
(F)    shares of Class A Common Stock or Class B Common Stock, Options or Convertible Securities issued or deemed issued pursuant to Section IV.E.5(m)(iv) as a result of a decrease in the Conversion Price of any series of Preferred Stock resulting from the operation of this Section 5(m);
(G)    shares of Class A Common Stock, Class B Common Stock, Options or Convertible Securities issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution; provided that the issuance of shares was approved by the Board, including at least one of the representatives elected solely by holders of the Series A Preferred;

(H)    any Class A Common Stock, Class B Common Stock, Options or Convertible Securities issued in connection with strategic transactions involving the Company and other entities, including (i) joint ventures, collaboration, development, manufacturing, marketing or distribution arrangements or (ii) technology transfer, license or development arrangements; provided that the issuance of shares therein has been approved by the Board, including at least one of the representatives elected solely by holders designated by the Series A Preferred;
(I)    shares of Class A Common Stock, Class B Common Stock, Options or Convertible Securities issued to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board;
(J)    any Class A Common Stock or Class B Common Stock issued in connection with an underwritten public offering; and
(K)    shares of Class A Common Stock issued or issuable upon conversion of Class B Common Stock.
References to Class A Common Stock and Class B Common Stock in the this Section (5)(m)(v) above shall mean all shares of Class A Common Stock and Class B Common Stock issued by the Company or deemed to be issued pursuant to this Section 5(m). The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 5(m), into the Aggregate Consideration received, or deemed to have been received by the Company for such issue under this Section 5(m), for such Additional Shares of Common Stock. In the event that the number of shares of Additional Shares of Common Stock or the Effective Price cannot be ascertained at the time of issuance, such Additional Shares of Common Stock shall be deemed issued immediately upon the occurrence of the first event that makes such number of shares or the Effective Price, as applicable, ascertainable.
(vi)    No adjustment in the Preferred Conversion Price for any series of Preferred Stock shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Company receives written consent from the holders of at least a majority of the then outstanding shares of such series of Preferred Stock voting together as a separate class agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.
(vii)    In the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance (the “First Dilutive Issuance”), then in the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance other than the First Dilutive Issuance as a part of the same transaction or series of related transactions as the First Dilutive Issuance (a “Subsequent Dilutive Issuance”), then and in each such case upon a Subsequent Dilutive Issuance the applicable Preferred Conversion Price shall be reduced to the Preferred Conversion Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance, as applicable.
(n)    Certificate of Adjustment. In each case of an adjustment or readjustment of the Preferred Conversion Price for the number of shares of Class A Common Stock, Class B Common Stock or other securities issuable upon conversion of any Preferred Stock, if such Preferred

Stock is then convertible pursuant to this Section IV.E.5, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and shall, upon request, prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of such series of Preferred Stock so requesting at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the applicable Preferred Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of such Preferred Stock. Failure to request or provide such notice shall have no effect on any such adjustment.
(o)    Notices of Record Date. Upon (i) any taking by the Company of record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Liquidation Event or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, the Company shall mail to each holder of Preferred Stock at least ten (10) days prior to (x) the record date, if any, specified therein; or (y) if no record date is specified, the date upon which such action is to take effect (or, in either case, such shorter period approved by the holders of a majority of the voting power of the outstanding Voting Preferred) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Liquidation Event is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Liquidation Event.
(p)    Automatic Conversion.
(i)    Each share of Series A Preferred and Series A-1 Preferred shall automatically be converted into shares of Class B Common Stock, based on the then-effective Preferred Conversion Price for each such series of Preferred Stock, immediately upon the earliest to occur of (A) the closing of a firm commitment underwritten public offering lead managed by an underwriter of national standing for listing on the New York Stock Exchange or the Nasdaq Global Market pursuant to an effective registration statement under the Securities Act, covering the offer and sale of Class A Common Stock and/or Class B Common Stock for the account of the Company in which the cash proceeds to the Company (after underwriting discounts, commissions and fees) are at least $100,000,000 (a “Qualified Public Offering”), (B) the affirmative election of the holders of a majority of the then outstanding shares of Series A Preferred voting as a separate series, (C) a Liquidation Event in which the Company is valued at more than $240,000,000, (D) the effectiveness of the registration statement for the initial listing of Class A Common Stock on the New York Stock Exchange, the Nasdaq Global Market or a similar national securities exchange by means of a registration statement on Form S-1 filed by the Company with the Securities and Exchange Commission that registers shares of existing capital stock of the Company for resale not pursuant to an underwritten offering (a “Direct Listing”) and (E) the closing of a merger, acquisition or other business combination involving the Company and a publicly traded special purpose acquisition company or other similar entity that does not constitute a Deemed Liquidation Event (a “SPAC Transaction”) pursuant to which at least $100,000,000 of cash is added to the Company’s balance sheet. Each share of Series B Preferred shall automatically be converted into shares of Class B Common Stock, based on the then-effective Series B Preferred Conversion Price, immediately upon the earlier to occur of (A) a Qualified Public Offering, (B) a Direct Listing, (C) a SPAC Transaction, and (D) the affirmative election of the holders of a majority of the then outstanding shares of Series B Preferred voting as a separate series. Each share of Series C Preferred shall automatically be converted into shares of Class B Common Stock, based on the then-effective Series C Preferred Conversion Price, immediately upon the earlier to occur of (A) a Qualified Public Offering, (B) a Direct Listing, (C) a SPAC Transaction, and (D) the affirmative election of the holders of a majority of the then outstanding shares of Series C Preferred voting as a separate series. Each share of Series D Preferred shall automatically be converted into shares of Class B Common Stock, based on the then-effective Series D Preferred Conversion Price, immediately upon the earlier to occur of (A) a Qualified Public Offering, (B) a Direct Listing, (C) a SPAC Transaction, and (D) the affirmative election of the holders of a majority of the then outstanding shares of Series D Preferred voting as a separate series. Each share of Series D-1 Preferred shall automatically be converted into shares of Class B Common Stock, based on the then-effective Series D-1 Preferred Conversion Price, immediately upon the earlier to occur of (A) a Qualified Public Offering, (B) a Direct Listing, (C) a SPAC Transaction, and (D) the affirmative election of the holders of a majority of the then outstanding shares of Series D-1 Preferred voting as a separate series. Each share of Series E Preferred shall automatically be converted into shares of Class B Common Stock, based on the then-effective Series E Preferred Conversion Price, immediately upon the earlier to occur of (A) a Qualified Public Offering, (B) a Direct Listing, (C) a SPAC Transaction, and (D) the affirmative election of the holders of a majority of the then outstanding shares of Series E Preferred voting as a separate series. Each share of Series F Preferred and Series F-1 Preferred shall automatically be converted into shares of Class B Common Stock or Class A Common Stock, as applicable, based on the then-effective Series F Preferred Conversion Price or Series F-1 Preferred Conversion Price, as applicable, immediately upon the earlier to occur of (A) a Qualified Public Offering, (B) a Direct Listing, (C) a SPAC Transaction, and (D) the affirmative election of the holders of a majority of the voting power of the then outstanding shares of Series F Preferred and Series F-1 Preferred voting together as a separate series. Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section IV.E.5(f).
(ii)    Upon the occurrence of any of the events specified in Section IV.E.5(p)(i) above, the outstanding shares of the applicable Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Class A Common Stock, Class B Common Stock or uncertificated shares issuable upon such conversion unless the certificates evidencing such shares of the applicable Preferred Stock are either delivered to the Company or its transfer agent as provided below (or the uncertificated shares are surrendered with appropriate instructions), or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of any series of the Preferred Stock, the holders of such Preferred Stock shall surrender the certificates representing such shares (or uncertificated shares with appropriate instructions) at the office of the Company or any transfer agent for such Preferred Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates or uncertificated shares, a certificate or certificates or uncertificated shares for the number of shares of Class A Common Stock or Class B Common Stock into which the shares of Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section IV.E.5(i).

(q)    Fractional Shares. No fractional shares of Class A Common Stock or Class B Common Stock shall be issued upon conversion of Preferred Stock. All shares of Class A Common Stock or Class B Common Stock (including fractions thereof) issuable upon conversion of more than one share of Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value of one share of Class A Common Stock or Class B Common Stock, as applicable (as determined by the Board) on the date of conversion.
(r)    Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock and Class B Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Class A Common Stock and Class B Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock. If at any time the number of authorized but unissued shares of Class A Common Stock or Class B Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Class A Common Stock and Class B Common Stock to such number of shares as shall be sufficient for such purpose.
(s)    Notices. Any notice required by the provisions of this Section IV.E.5 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.
(t)    Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Class A Common Stock and Class B Common Stock upon conversion of shares of Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Class A Common Stock and Class B Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered.
6.    NO REISSUANCE OF PREFERRED STOCK. Any share or shares of Preferred Stock redeemed, purchased, converted, exchanged or otherwise acquired by the Company shall be cancelled and retired and shall not be reissued or transferred and this Restated Certificate shall be appropriately amended to effect the corresponding reduction of the Company’s authorized stock.
7.    REDEMPTION. The Preferred Stock is not redeemable at the option of the holder.
V.
A.    The personal liability of the directors of the Company for breach of fiduciary duty as a director for monetary damages shall be eliminated to the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended. The Company shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director of the Company or, while serving as a director of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnified Person in such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in the next sentence, the Company shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Board of Directors. If a claim for indemnification under this Article V is not paid in full within sixty (60) days, or a claim for advancement of expenses under this Article V is not paid in full within twenty (20) days, after a written claim therefor by the Indemnified Person has been received by the Company, the Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Company shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under applicable law.
B.    The Company is authorized to provide rights to indemnification and advancement of expenses to all other persons whom the Company may provide such rights under the DGCL through bylaw provisions, agreements with such person, through resolutions of the Board or stockholders, or otherwise.
C.    The Company shall pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article V or otherwise.
D.    The rights conferred on any person by this Article V shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Restated Certificate, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, and the terms of this Article V shall not be construed or interpreted to limit or eliminate any rights provided through any such instrument, vote or otherwise.
E.    The Company shall have the power to purchase and maintain insurance on behalf of any person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnity such person against such liability under the DGCL or otherwise.

F.    Any repeal or modification of this Article V shall only be prospective and shall not affect the rights granted under this Article V in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.
VI.
For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:
A.    The management of the business and the conduct of the affairs of the Company shall be vested in its Board. The number of directors which shall constitute the whole Board shall be fixed by the Board in the manner provided in the Bylaws, subject to any restrictions which may be set forth in this Restated Certificate.
B.    The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws. In addition, the stockholders shall also have the power to adopt, amend or repeal the Bylaws; provided however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Restated Certificate, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal any provision of the Bylaws.
C.    The directors of the Company need not be elected by written ballot unless the Bylaws so provide.
VII.
Subject to the requirements specifically set forth herein, the Company reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
VIII.
The Company renounces, to the fullest extent permitted by law, any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Company who is not an employee of the Company or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee, affiliate or agent of any such holder, other than someone who is an employee of the Company or any of its subsidiaries (collectively, the persons referred to in clauses (i) and (ii) are “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Company while such Covered Person is performing services in such capacity. Any repeal or modification of this Article VIII will only be prospective and will not affect the rights under this Article VIII in effect at the time of the occurrence of any actions or omissions to act giving rise to liability. Notwithstanding anything to the contrary contained elsewhere in this Restated Certificate, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of Preferred Stock, will be required to amend or repeal, or to adopt any provisions inconsistent with this Article VIII.
IX.
Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company, its directors, officers or employees arising pursuant to any provision of the Delaware General Corporation Law or the Company’s certificate of incorporation or bylaws or (iv) any action asserting a claim against the Company, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Article IX shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article IX (including, without limitation, each portion of any sentence of this Article IX containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.
* * * *
FOUR: That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this Company in accordance with Section 228 of the DGCL.
FIVE: That this Restated Certificate, which restated and integrates and further amends the provisions of this Company’s existing Certificate of Incorporation, has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Company.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer this 1st day of September, 2021.

REDDIT, INC.

/s/ Steve Huffman
Steve Huffman, Chief Executive Officer